As filed with the Securities and Exchange Commission on May 16, 2018

File No. 333-217272

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	98-1262185 (I.R.S. Employer Identification Number)

7000 South Yosemite Street
Suite 115
Centennial, Colorado 80112
(720) 639-4647

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, New York 10011
(800) 624-0909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Kelly, Esq.
Andrew C. Thomas, Esq.

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☒	Smaller Reporting Company ☐

		(Do not check if a smaller reporting company)	Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

TERMINATION OF REGISTRATION STATEMENT AND
DEREGISTRATION OF SECURITIES

On April 12, 2017, NioCorp Developments Ltd., a British Columbia corporation (the “Company”), filed a registration statement on Form S-1, Registration No. 333-217272 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement was declared effective on April 21, 2017.

The Registration Statement registered for resale by certain selling shareholders up to (i) 7,264,789 common shares, without par value, of the Company (“Common Shares”), (ii) 7,265,989 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.85 per Common Share, (iii) 2,597,929 Common Shares issuable upon conversion of convertible notes and (iv) 890,670 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.90 per Common Share. The Common Shares were issued by the Company to such selling shareholders in private transactions.

The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment on Form S-1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on May 16, 2018.

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Neal Shah
Neal Shah
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*	President, Chief Executive Officer (Principal	May 16, 2018
Mark A. Smith	Executive Officer and Authorized U.S. Representative)
and Chairman of the Board of Directors

/s/ Neal Shah	Chief Financial Officer (Principal Financial and	May 16, 2018
Neal Shah	Accounting Officer)

*	Director	May 16, 2018
Joseph A. Carrabba

*	Director	May 16, 2018
Michael Morris

*	Director	May 16, 2018
David C. Beling

*	Director	May 16, 2018
Anna Castner Wightman

Director
Nilsa Guerrero-Mahon

*	The undersigned by signing his name hereto does sign and execute this post-effective amendment on Form S-1 to the registration statement on Form S-1 pursuant to the Powers of Attorney executed by the above-named directors and officers of the registrant, which are being filed herewith on behalf of such directors and officers.

By:	/s/ Neal Shah	May 16, 2018
Neal Shah
Attorney-in-Fact